EXHIBIT 10.5

                               IVEST FINANCIAL, LC

                                 August 5, 2000

VIA E-MAIL
Michael N. Brette, CEO
VentureNet, Inc.

Dear Michael:

         This letter is for the purpose of the engagement of iVest Financial, LC ("iVest") as a financial consultant to VentureNet, Inc. (the "Company") regarding various matters arising in connection with the Company's business in order for the Company to meet its goals and objectives of maximizing shareholder value. This letter is intended to serve as our engagement agreement (the "Agreement") to provide such services. We will provide strategic consulting, capital strategy, and merger and acquisition advisory services to the Company on an "as needed, as available" basis. We will take direction only from the CEO of the Company or other person approved by us. The term of our engagement will be for a period of one year from the date of this letter.

         1. Consulting Fees. For these services we will receive a warrant to purchase up to 500,000 shares of common stock of the Company pursuant to the form of warrant attached hereto as Exhibit "A". This warrant is fully earned and nonrefundable as of the date of this Agreement, and neither this Agreement nor the warrant may be terminated or voided without our prior written consent.

         2. Transaction Fees. Should iVest introduce the Company to any source that leads to a contract and closing of any financing, whether debt or equity, or any merger, acquisition of other similar transaction, in one or more stages, or a strategic alliance or customer, then the Company agrees to pay iVest, in cash and/or stock (at iVest's option), on the closing of any such transaction(s), the following percentages of the Total Consideration (i) received at settlement and (ii) received subsequent to settlement as stipulated by any applicable contract:

         a. for Equity Financings: seven percent (7%) of the gross cash proceeds plus a warrant to purchase seven percent (7%) of the number of shares purchased by investors. Such warrants will have a maximum term of three (3) years and provide for an exercise price equal to the 100% of the per share price paid by investors.

         b. for Debt Financings. three and one-half percent (3.5%). If debt financing is in the form of line of credit, then 1/3 of the fee will be payable on the closing of the loan, 1/3 within thirty (30) days after closing, and the final 1/3 within sixty
                  (60) days after closing, notwithstanding the timing of any draws on the line of credit. The entire available loan amount shall be considered the total consideration against which our fees will be calculated.

         c. for any merger or acquisition, an amount equal to 5% of the total transaction value, payable at the same time and in the same form as paid or received by the Company or its stockholders. In the event that the Company is the acquiror in such a transaction iVest will also be entitled to receive a warrant to purchase 5% of the number of share issued or issuable to the stockholders of the Target company. Such warrants will have a maximum term of three (3) years and provide for an exercise price equal to the 100% of the per share value received by the stockholders of the Target company. For purposes of this subparagraph. "Total Transaction Value" shall include any form of payment, other than payments under personal service contracts, made by the acquiring company to or for the benefit of the stockholders of the acquired company, including any separate transaction

            205 E. Central Blvd., Suite 600 - Orlando, Florida 328O1
                Telephone: (407) 422-0300 - Fax (407) 425- 0032

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Mr. Michael N. Brette
August 10, 2000
Page 2

                  affecting assets owned by the stockholders of the acquired company and used by the Company or any acquired company (e.g., purchase or lease of any real estate, other fixed assets, or other assets owned by the stockholders of any acquired company). If any part of the total transaction value shall be contingent upon future earnings or other contingencies, then iVest's fees shall be payable as and when such payments are actually made.

         d. for a strategic alliance or customer relationship, an amount equal to 5% of the net contribution to fixed costs, overhead and profit derived by the Company during the first three years of the alliance or customer relationship

         All of the fees set forth in this Section 2 shall be independent and irrespective of any other fees or payments made to finders, intermediaries, broker/dealers, etc., all of which fees shall be the sole responsibility of the Company. Notwithstanding the generality of the foregoing, if the Company is required to retain the services of a finder, intermediary, broker/dealer or other person in connection with any equity financing, then the aggregate compensation payable to iVest and such intermediaries shall not, in any event, exceed fifteen percent (15%) of the gross cash proceeds plus a warrant to purchase ten percent (10%) of the number of shares purchased by investors. Similarly, if the Company is required to retain the services of a finder, intermediary, broker/dealer or other person in connection with any debt financing, the aggregate compensation payable to iVest and such intermediaries shall not, in any event, exceed five percent (5%) and if the Company is required to retain the services of a finder, intermediary, broker/dealer or other person in connection with any merger, acquisition, strategic alliance or customer relationship, the aggregate compensation payable to iVest and such intermediaries shall not, in any event, exceed ten percent (10%)

         3. Limitation on Services. As a financial consultant to the Company, iVest will assist you as described above but will not act as your agent or broker. Accordingly, while iVest may identify prospective financing sources and target companies and provide information relating to the transaction to such persons at your request, iVest will not solicit purchases or sales of securities. All business decisions relating to acceptance or rejection of offers, bids or other matters and the negotiation of such terms shall be solely your responsibility. You are also responsible for taking steps to ensure that the transaction is conducted in compliance with all applicable federal and state securities laws (consulting with counsel, if you consider it appropriate)

         4. Reimbursement of Expenses. The Company agrees to reimburse iVest all pre-approved, reasonable out-of-pocket expenses incurred in connection with the services described herein.

         5. Exclusive Sources: Any financing sources, strategic partners, customers, or intermediaries introduced to the Company directly by iVest are exclusive to iVest and shall not be directly or indirectly circumvented by the Company. If the Company closes any financing or other transaction as a result of or through the efforts or contacts of iVest, then iVest will be entitled to its full fees. It is agreed that, should the Company receive any funding or enter into any other transaction resulting from the efforts of iVest, then, for a period of twenty-four (24) months from the date of such transaction, the Company shall pay iVest for any subsequent funding obtained and settled from or through any such source.

         6. Miscellaneous:

         a. Confidentiality. The parties agree that they will cooperate with each other and provide full due diligence, and that all conversations, documentation, or work product will be kept in the utmost confidence. iVest will not have the permission to offer, copy, or duplicate any part of the work product of the Company without express written permission. All matters of the Company and/or iVest will be kept in the strictest of confidence. Any misrepresentation by either party shall constitute a breach of this agreement. Notwithstanding the generality of the foregoing, the Company reserves the right to fully

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Mr. Michael N. Brette
August 10, 2000
Page 3

                  disclose the terms of compensation and any other financial intermediary to all parties to a transaction giving rise to such Compensation

         d. Indemnification. It is understood that each party shall be held harmless from any and all legal action resulting from the other's misstatements, omissions, or errors, of any kind and shall be indemnified from any and all direct legal expenses and any and all direct costs, excluding salary and any loss of business such party may incur as a result of the other's actions.

         c. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed all parties.

         d. Governing Law. This Agreement shall be governed by the laws of the State of Florida. Any controversy between the parties shall be resolved by binding arbitration in Orlando, Florida.

         e. Attorney's Fees. In the event any controversy arises out of or in connection with this Agreement, the prevailing party in such controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expenses and costs, including costs associated with any necessary collection proceedings.

         If the foregoing letter is in accordance with our understanding of the terms of our engagement, please sign, date, and return your signature to us via facsimile with an original via mail.

                                   Very truly yours

                                   iVest Financial, LC

                                   By: /S/ J. BENNETT GROCOCK
                                      -----------------------------------
                                       J. Bennett Grocock, Principal

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AGREED AND ACCEPTED:

VentureNet, Inc.

BY:                                                August __, 2000
   -----------------------------------
    Michael N. Brette, CEO

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